OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT
                         AMERICAN TELECASTING, INC.
                         OFFER TO PURCHASE FOR CASH
                              A PORTION OF ITS
                       SENIOR DISCOUNT NOTES DUE 2004
                                    AND
                       SENIOR DISCOUNT NOTES DUE 2005
                                    AND
                        SOLICITATION OF CONSENTS FOR
                      WAIVERS UNDER RELATED INDENTURES

         THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 7, 1998, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDERS OF NOTES MAY NOT GENERALLY BE WITHDRAWN. CONSENTS MAY BE REVOKED AT ANY TIME PRIOR TO THE CONSENT DATE (AS HEREINAFTER DEFINED). IF THE CONSENT CONDITION (AS HEREINAFTER DEFINED) IS NOT SATISFIED ON OR PRIOR TO 5:00 PM, NEW YORK CITY TIME, ON APRIL 23, 1998, UNLESS EXTENDED, PURCHASER CURRENTLY INTENDS TO TERMINATE THE OFFER WITHOUT PURCHASING ANY NOTES THEREUNDER.

         American Telecasting, Inc., a Delaware corporation ("Purchaser"), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (this "Statement") and in the accompanying Consent and Letter of Transmittal (the "Consent and Letter of Transmittal" and, together with this Statement, the "Offer"), a portion of its Senior Discount Notes due 2004 (the "2004 Notes") and a portion of its Senior Discount Notes due 2005 (the "2005 Notes" and, together with the 2004 Notes, the "Notes") from Holders (as defined in the related Indentures) thereof, at a cash price in the case of the 2004 Notes equal to $255 per $1,000 principal amount at maturity of the Notes purchased and in the case of the 2005 Notes equal to $225 per $1,000 principal amount at maturity of the Notes purchased (the "Offer Consideration"). As of March 31, 1998, the 2004 Notes had an aggregate principal amount at maturity of approximately $196.9 million and an accreted value of approximately $162.7 million and the 2005 Notes had an aggregate principal amount at maturity of approximately $201.7 million and an accreted value of approximately $140.2 million. Both the 2004 Notes and the 2005 Notes accrete at the rate of 14.5% per annum.

         The maximum aggregate amount of Offer Consideration available for the purchase of the Notes pursuant to the Offer is $17.5 million. In the event that the Offer Consideration required to purchase all Notes tendered pursuant to the Offer would exceed $17.5 million, all tenders will be prorated to the extent necessary to limit the aggregate Offer Consideration to $17.5 million in accordance with the following procedures. The proration factor will be established by first determining the aggregate Offer Consideration that would be payable without giving effect to proration to the Holders of the 2004 Notes as a group and to the Holders of the 2005 Notes as a group, based in each case on valid tenders after giving effect to compliance by tendering Holders with the guaranteed delivery procedures described below. The aggregate Offer Consideration payable to each such group will then be reduced proportionately to the extent necessary for the aggregate payments to be made to both groups to total $17.5 million, with the proration factor being the percentage determined by dividing the amount so determined for a group as described in this sentence by the amount determined for such group as described in the previous sentence. The amount purchased from each Holder will be determined by multiplying the proration factor by the principal amount at maturity of the Notes validly tendered by such Holder and then rounding down to the extent necessary to ensure that the principal amount at maturity of any Notes not purchased remain in denominations of $1,000 or a multiple thereof.

         PURCHASER'S OBLIGATION TO ACCEPT FOR PURCHASE, AND TO PAY FOR, NOTES VALIDLY TENDERED PURSUANT TO THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM TENDER OF EITHER THE 2004 NOTES OR THE 2005 NOTES OR OBTAINING ANY FINANCING BUT IS SUBJECT TO SATISFACTION OF THE CONSENT CONDITION DESCRIBED BELOW ON OR PRIOR TO 5:00 PM, NEW YORK CITY TIME, ON APRIL 23, 1998, UNLESS EXTENDED, AND TO CERTAIN OTHER CONDITIONS. PURCHASER, IN ITS SOLE DISCRETION, MAY WAIVE ANY OF THE CONDITIONS OF THE OFFER, IN WHOLE OR IN PART, AT ANY TIME AND FROM TIME TO TIME. SEE SECTION 11.

         The Dealer Manager for the Offer and the Financial Advisor for the Solicitation is:

                         -------------------------

                        DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION
                               APRIL 9, 1998



         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law and subject to the proration procedures described on the front cover page of this Statement, Purchaser will purchase, by accepting for payment, all Notes validly tendered (and not validly withdrawn) pursuant to the Offer promptly after the Expiration Date. It is anticipated that the proration procedures will be completed promptly following termination of the three business day guaranteed delivery period, unless no Notes are tendered using such guaranteed delivery procedures, in which case such procedures will be completed promptly following the Expiration Date. Preliminary results of proration will be announced by press release promptly following the Expiration Date. Purchaser will make payment for Notes purchased pursuant to the Offer within two business days after the completion of such proration procedures.

         In conjunction with the Offer, Purchaser hereby solicits (the "Solicitation") consents (the "Consents") for certain proposed waivers (the "Proposed Waivers") under (i) the Indenture, dated as of June 23, 1994 and as amended as of August 10, 1995 (the "2004 Indenture"), by and between Purchaser, as issuer, and First Trust National Association, as trustee (in such capacity, the "2004 Trustee"), pursuant to which the 2004 Notes were issued and (ii) the Indenture, dated as of August 10, 1995 (the "2005 Indenture" and, together with the 2004 Indenture, the "Indentures")), by and between Purchaser, as issuer, and U.S.Bank Trust National Association, as trustee (in such capacity, the "2005 Trustee" and, together with its capacity as the 2004 Trustee, the "Trustee"), pursuant to which the 2005 Notes were issued. The Proposed Waivers would waive application of the "Asset Disposition Covenants" described below in the case of any and all net proceeds heretofore received by Purchaser or any of its subsidiaries from dispositions that have been completed prior to the date of this Statement, including pursuant to an Asset Purchase Agreement, dated as of March 18, 1997 (the "BellSouth Agreement"), by and among certain subsidiaries of Purchaser, BellSouth Corporation ("BellSouth") and a subsidiary of BellSouth (collectively, the "Prior Dispositions"). The Asset Disposition Covenants are provisions contained in each of the Indentures that require that Net Available Proceeds (as defined in the related Indenture) from asset sales by Purchaser or its subsidiaries that are not used by Purchaser or its subsidiaries within 270 days following receipt to acquire new assets or to retire indebtedness be used to make a pro rata offer to purchase outstanding 2004 Notes and 2005 Notes at a purchase price equal to 100% of the accreted value thereof to any purchase date prior to maturity (a "Purchase Offer"); provided, that, if the remaining Net Available Proceeds is less than $5.0 million, such a Purchase Offer may be deferred until Net Available Proceeds shall exceed $5.0 million.

         As of the date of this Statement, Purchaser or its subsidiaries have received approximately $22.2 million in Net Available Proceeds from the Prior Dispositions which had not yet been used to acquire or make binding commitments to acquire new assets or retire indebtedness. Of the $22.2 million in Net Available Proceeds, the 270 day period ends on May 9, 1998 as to approximately $17.8 million, ends on November 16, 1998 as to approximately $1.5 million and ends on December 20, 1998 as to approximately $2.9 million. The foregoing amounts do not include, nor would the Proposed Waivers alter Purchaser's obligations with respect to, up to approximately $6.4 million in proceeds that may be received from an escrow account that was established under the BellSouth Agreement in connection with one of the Prior Dispositions, up to $46.2 million in proceeds that may be received in connection with other dispositions contemplated by the BellSouth Agreement, depending on the total number of channel leases and licenses ultimately delivered by Purchaser to BellSouth and assuming minimum closing conditions are met for each market, or proceeds that may be received by Purchaser or its subsidiaries in connection with any other disposition of assets they may make. There can be no assurance as to the timing or amounts of any such proceeds that Purchaser or its subsidiaries may receive in the future, or that any such proceeds will be received.

         Purchaser believes that, taking into account Purchaser's current business situation and its financial condition and resources, it is appropriate to purchase Notes upon the terms and conditions contemplated by the Offer and the Solicitation, although there can be no assurance that even if the Offer is completed Purchaser will have the financial resources necessary to make interest and principal payments on the remaining Notes as they become due. If Purchaser receives the Required Consents, it intends to use up to approximately $18.0 million of such Net Available Proceeds to pay the Offer Consideration and transaction expenses related to the Offer and the Solicitation and to use the remaining amount as and when needed for general corporate purposes, which may or may not include the acquisition of, or the making of binding commitments to acquire, new assets.

         Purchaser does not believe that it would be in the best interests of Purchaser or its various constituencies to repurchase Notes at their accreted value. Accordingly, if Purchaser does not obtain the Required Consents, it will continue its efforts to use a sufficient amount of the Net Available Proceeds identified above to acquire or make binding commitments to acquire additional assets that it will not be required to make a Purchase Offer. In this regard, Purchaser has identified commitments in excess of $30.0 million that it could make to acquire assets used in its current analog video and high-speed Internet services, assets to construct transmission facilities pursuant to existing obligations to the FCC and license lessors, minority interests in entities controlled but not wholly owned by Purchaser, various purchases of wireless cable channels presently leased by Purchaser, various lease or purchases of wireless cable channels not presently controlled by Purchaser, and other wireless cable entities.

         Holders who desire to tender their Notes pursuant to the Offer and receive the Offer Consideration are required to consent to the Proposed Waivers with respect to such Notes. Holders will not receive any additional consideration for their consent to the Proposed Waivers. Holders may consent to the Proposed Waivers without tendering their Notes pursuant to the Offer, but will not receive any consideration therefor. The Offer is subject, among other things, execution by Purchaser and the Trustee of the Supplemental Indentures providing for the Proposed Waivers following receipt of the Requisite Consents (the "Consent Condition"). If the Consent Condition is not satisfied on or prior to 5:00 PM, New York City time, on April 23, 1998, unless extended, Purchaser currently intends to terminate the Offer without purchasing any Notes thereunder.

         The Proposed Waivers require the Consent of the Holders of at least a majority in principal amount of the 2004 Notes outstanding and the Consent of the Holders of at least a majority in principal amount of the 2005 Notes outstanding (together, the "Requisite Consents"). The Proposed Waivers will be embodied in supplemental indentures (the "Supplemental Indentures") to be executed immediately upon receipt of the Requisite Consents. The time and date on which the Supplemental Indentures are executed is hereinafter referred to as the "Consent Date." Although the Supplemental Indentures reflecting the Proposed Waivers will become effective upon execution by Purchaser and the Trustee on the Consent Date, the Proposed Waivers will not become operative unless Notes are accepted for purchase by Purchaser pursuant to the Offer on or prior to June 8, 1998, subject to proration as described on the front cover page of this Statement. See Sections 5 and 7.

         Tenders of Notes may not generally be withdrawn. If Purchaser reduces either (a) the principal amount of Notes subject to the Offer or
(b) the Offer Consideration, then previously tendered Notes may be validly withdrawn until the expiration of ten business days after the date that notice of any such reduction is first published, given or sent to Holders by Purchaser. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be returned to the tendering Holders promptly. If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional Offer materials and extend the Offer to the extent required by law. See Section 9.

         Consents may be revoked at any time prior to the Consent Date, but a valid revocation of a Consent will render a tender of Notes defective. For a revocation of a Consent to be valid, such revocation must comply with the procedures set forth in Section 9 hereof. If, prior to the Consent Date, the Solicitation is amended in a manner determined by Purchaser, in its sole discretion, to constitute a material adverse change to the Holders, Purchaser promptly will disclose such amendment and may, if appropriate, extend the Solicitation for a period deemed by Purchaser to be adequate to permit Holders to properly deliver or revoke their Consents. Other than as set forth herein, once delivered, Consents may not be revoked. See Section 9.

         From time to time in the future, Purchaser or its subsidiaries may acquire Notes, if any, which are not purchased pursuant to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, Purchaser may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offer at any time that it is permitted to do so under the Indentures. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Purchaser or its subsidiaries will choose to pursue in the future.

         Any Holder desiring to tender Notes and consent to the Proposed Waivers should either (a) complete and sign the Consent and Letter of Transmittal in accordance with the Instructions to the Consent and Letter of Transmittal and deliver it together with any Notes being tendered, and any other required documents, to State Street Bank and Trust Company, as depositary (the "Depositary"), or (b) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes and deliver Consents with respect to Notes so registered. See Section 8.

         Any Holder who desires to tender Notes and whose Notes are not immediately available, or who cannot complete the procedure for book-entry transfer on a timely basis, may tender such Notes by following the procedures for guaranteed delivery set forth in Section 8.

         The Depositary and The Depository Trust Company ("DTC") have confirmed that the Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message (as defined in Section 8) to the Depositary. See Section 8. NOTWITHSTANDING THE FOREGOING, IN ORDER TO VALIDLY DELIVER CONSENTS WITH RESPECT TO NOTES SO TRANSFERRED (AND THEREBY MAKE A VALID TENDER), A DTC PARTICIPANT USING ATOP MUST ALSO PROPERLY COMPLETE AND DULY EXECUTE THE CONSENT AND LETTER OF TRANSMITTAL AND DELIVER IT TO THE DEPOSITARY. Pursuant to authority granted by DTC, any DTC participant which has Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide Consents to the Proposed Waivers as though it were the registered Holder by so completing, executing and delivering the Consent and Letter of Transmittal. See Section 8.

         Consents and Letters of Transmittal, the Notes and any other required documents should be sent to the Depositary only, and the method of delivery of such documents to the Depositary is at the election and risk of the Holder tendering such Notes and delivering such Consent and Letter of Transmittal and any other required documents. Questions and requests for assistance may be directed to Donaldson, Lufkin & Jenrette Securities Corporation, the Dealer Manager for the Offer and the Financial Advisor for the Solicitation (the "Dealer Manager"), at its address and telephone numbers set forth on the back cover page of this Statement. Additional copies of this Statement, the Consent and Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Dealer Manager. Any Holder whose Notes have been mutilated, lost, stolen or destroyed should contact the Trustee at its address and telephone number set forth in Section 8 for further instructions.

         THIS STATEMENT CONSTITUTES NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. THE DELIVERY OF THIS STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF PURCHASER OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF.

                           AVAILABLE INFORMATION

         Purchaser currently files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Room 3190, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. Such reports and other information concerning Purchaser also may be inspected at the offices of the Nasdaq Stock Market Report Section at 1735 K Street, Washington, D.C. 20006.

         Purchaser's Annual Report on Form 10-K for the year ended December 31, 1997 and its Current Report on Form 8-K dated April 9, 1998 have been filed by Purchaser with the SEC, are incorporated herein by reference and shall be deemed to be a part hereof.

         All documents and reports filed by Purchaser with the SEC after the date of this Statement and prior to the termination of the Offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

         Purchaser will provide without charge, upon written or oral request, to each person to whom a copy of this Statement is delivered, a copy of any of the documents of Purchaser (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) incorporated by reference herein.

         ALL STATEMENTS CONTAINED HEREIN THAT ARE NOT HISTORICAL FACTS, INCLUDING BUT NOT LIMITED TO, STATEMENTS REGARDING PURCHASER'S PLANS FOR FUTURE DEVELOPMENT AND OPERATION OF ITS BUSINESS, ARE BASED ON CURRENT EXPECTATIONS. THESE STATEMENTS ARE FORWARD-LOOKING IN NATURE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FOLLOWING: A LACK OF SUFFICIENT CAPITAL TO FINANCE THE PURCHASER'S BUSINESS PLAN ON TERMS SATISFACTORY TO PURCHASER; PRICING PRESSURES WHICH COULD AFFECT DEMAND FOR PURCHASER'S SERVICE; CHANGES IN LABOR, EQUIPMENT AND CAPITAL COSTS; PURCHASER'S INABILITY TO DEVELOP AND IMPLEMENT NEW SERVICES SUCH AS HIGH-SPEED INTERNET ACCESS, TWO-WAY MULTI-MEDIA SERVICES AND DIGITAL VIDEO; PURCHASER'S INABILITY TO OBTAIN THE NECESSARY AUTHORIZATIONS FROM THE FEDERAL COMMUNICATIONS COMMISSION (THE "FCC") FOR SUCH NEW SERVICES; COMPETITIVE FACTORS, SUCH AS THE INTRODUCTION OF NEW TECHNOLOGIES AND COMPETITORS INTO THE WIRELESS COMMUNICATIONS BUSINESS; A FAILURE BY PURCHASER TO ATTRACT STRATEGIC PARTNERS; GENERAL BUSINESS AND ECONOMIC CONDITIONS; AND THE OTHER RISK FACTORS DESCRIBED FROM TIME TO TIME IN PURCHASER'S REPORTS FILED WITH THE SEC. PURCHASER WISHES TO CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY SUCH FORWARD-LOOKING STATEMENTS, WHICH STATEMENTS ARE MADE PURSUANT TO THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND AS SUCH, SPEAK ONLY AS OF THE DATE MADE.



                             TABLE OF CONTENTS

                                                              Page

1.  SUMMARY....................................................1

2.  CERTAIN INFORMATION CONCERNING PURCHASER...................4

3.  CAPITALIZATION OF PURCHASER................................4

4.  CERTAIN SIGNIFICANT CONSIDERATIONS.........................5

5.  PROPOSED WAIVERS TO THE INDENTURES.........................7

6.  TERMS OF THE OFFER AND THE SOLICITATION....................8

7.  ACCEPTANCE FOR PURCHASE AND PAYMENT FOR NOTES;
       ACCEPTANCE OF CONSENTS ................................10

8.  PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS....11

9.  WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS..........15

10.  SOURCE AND AMOUNT OF FUNDS...............................15

11.  CONDITIONS TO THE OFFER..................................15

12.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES..................17

13.  THE DEALER MANAGER AND THE DEPOSITARY....................17

14.  FEES AND EXPENSES........................................18

15.  MISCELLANEOUS............................................18





TO HOLDERS OF AMERICAN TELECASTING, INC.
SENIOR DISCOUNT NOTES DUE 2004 AND
SENIOR DISCOUNT NOTES DUE 2005:

         THIS STATEMENT AND THE RELATED CONSENT AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER AND THE SOLICITATION.

1.  SUMMARY.

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE INFORMATION APPEARING ELSEWHERE IN THIS STATEMENT.

         BACKGROUND. As of March 31, 1998, the 2004 Notes had an aggregate principal amount at maturity of approximately $196.9 million and an accreted value of approximately $162.7 million. Also as of March 31, 1998, the 2005 Notes had an aggregate principal amount at maturity of approximately $201.7 million and an accreted value of approximately $140.2 million. Both the 2004 Notes and the 2005 Notes accrete at the rate of 14.5% per annum. The 2004 Notes have had reported trading prices in 1998 in the range of 20.0% to 30.0 of principal amount at maturity and the 2005 Notes have had reported trading prices in 1998 in the range of 15.0% to 25.5% of principal amount at maturity.

         As of the date of this Statement, Purchaser or its subsidiaries have received approximately $22.2 million in Net Available Proceeds from the Prior Dispositions which had not yet been used to acquire or make binding commitments to acquire new assets or retire indebtedness. Of the $22.2 million in Net Available Proceeds, the 270 day period contemplated by the Asset Disposition Covenants ends on May 9, 1998 as to approximately $17.8 million, ends on November 16, 1998 as to approximately $1.5 million and ends on December 20, 1998 as to approximately $2.9 million. The foregoing amounts do not include, nor would the Proposed Waivers alter Purchaser's obligations with respect to, up to approximately $6.4 million in proceeds that may be received from an escrow account that was established under the BellSouth Agreement in connection with one of the Prior Dispositions, proceeds in the range of approximately $10.9 million to $46.2 million that may be received in connection with other dispositions contemplated by the BellSouth Agreement, depending on the total number of channel leases and licenses ultimately delivered by Purchaser to BellSouth and assuming minimum closing conditions are met for each market, or proceeds that may be received by Purchaser or its subsidiaries in connection with any other disposition of assets they may make. There can be no assurance as to the timing or amounts of any such proceeds that Purchaser or its subsidiaries may receive in the future.

         Purchaser believes that, taking into account Purchaser's current business situation and its financial condition and resources, it is appropriate to purchase Notes upon the terms and conditions contemplated by the Offer and the Solicitation, although there can be no assurance that even if the Offer is completed Purchaser will have the financial resources necessary to make interest and principal payments on the remaining Notes as they become due. If Purchaser receives the Required Consents, it intends to use up to approximately $18.0 million of such Net Available Proceeds to pay the Offer Consideration and transaction expenses related to the Offer and the Solicitation and to use the remaining amount as and when needed for general corporate purposes, which may or may not include the acquisition of, or the making of binding commitments to acquire, new assets.

         Purchaser does not believe that it would be in the best interests of Purchaser or its various constituencies to repurchase Notes at their Accreted Value. Accordingly, if Purchaser does not obtain the Required Consents, it will continue its efforts to use a sufficient amount of the Net Available Proceeds identified above to acquire or make binding commitments to acquire additional assets such that it will not be required to make a Purchase Offer. In this regard, Purchaser has identified commitments in excess of $30.0 million that it could make to acquire assets used in its current analog video and high-speed Internet services, assets to construct transmission facilities pursuant to existing obligations to the FCC and license lessors, minority interests in entities controlled but not wholly owned by Purchaser, various purchases of wireless cable channels presently leased by Purchaser, various lease or purchases of wireless cable channels not presently controlled by Purchaser, and other wireless cable entities.

         THE OFFER AND THE SOLICITATION.

The Offer:                    Purchaser is offering to pay aggregate Offer
                              Consideration of up to $17.5 million to
                              purchase 2004 Notes and 2005 Notes, subject to possible proration as described on the front cover page of this Statement.

The Solicitation:             Purchaser is also seeking Consents from
                              Holders to the Proposed Waivers to the
                              Indenture.

Offer Consideration:          For 2004 Notes, $255 per $1,000 principal
                              amount at maturity. For 2005 Notes, $225 per $1,000 principal amount at maturity. Payment will be made within two business days after the completion of the proration procedures.
                              No additional consideration will be paid for the Consents.

Required Consents:            Approval of the Proposed Waivers to the
                              Indenture requires the Consent of the Holders of at least a majority in principal amount at maturity of the 2004 Notes outstanding and at least a majority in principal amount at maturity of the 2005 Notes outstanding.
                              Purchaser intends to terminate the Offer without purchasing any Notes thereunder if the required consents are not obtained by 5:00 PM, New York City time, on April 23,
                              1998, unless extended.

Effectiveness of
Proposed Waivers:             Immediately upon receipt of the Requisite
                              Consents, the Supplemental Indentures
                              providing for the Proposed Waivers will be executed. However, the Proposed Waivers will not become operative unless Purchaser has accepted for purchase all Notes validly tendered (and not withdrawn) pursuant to the Offer on or prior to June 8, 1998, subject to proration as described on the front cover page of this Statement. See Section 6. If the
                              Proposed Waivers become operative, all
                              persons who continue to hold Notes thereafter will be subject to the provisions of the Indentures as amended by the Proposed
                              Waivers.

Tender of Notes and
Delivery of Consents:         Holders who desire to tender their Notes
                              pursuant to the Offer and receive the Offer
                              Consideration are required to consent to the Proposed Waivers with respect to such Notes.
                              Holders will not receive any additional
                              consideration for their consent to the
                              Proposed Waivers. Holders may consent to the Proposed Waivers without tendering their
                              Notes pursuant to the Offer, but will not receive any consideration therefor. See
                              Section 6.

Proposed Waivers:             The Proposed Waivers would waive application
                              of Section 1016 of each of the Indentures
                              ("Limitations on Certain Asset Dispositions") in the case of any and all net proceeds heretofore received by Purchaser or any of its subsidiaries in connection with the Prior
                              Dispositions. See Section 5.

Conditions to the Offer:      Purchaser's obligation to accept for purchase
                              and to pay for the Notes validly tendered pursuant to the Offer is not conditioned upon any minimum tender of either the 2004 Notes or the 2005 Notes or obtaining any financing but is subject to satisfaction of the Consent
                              Condition on or prior to 5:00 PM, New York
                              City time, on April 23, 1998, unless
                              extended, and to satisfaction of the General
                              Conditions (as hereinafter defined) on or prior to the Expiration Date. Purchaser, in its sole discretion, may waive any of the conditions of the Offer, in whole or in part, at any time and from time to time. See
                              Section 11.

Expiration Date:              12:00 Midnight, New York City time, on May 7,
                              1998, unless extended.

Procedure to Tender:          For a Holder to validly tender Notes pursuant
                              to the Offer, a properly completed and duly executed Consent and Letter of Transmittal, together with any signature guarantees and any other documents required by the Instructions to the Consent and Letter of Transmittal, must be received by the Depositary, together with certificates evidencing the tendered Notes or confirmed book-entry transfer of such Notes into the Depositary's account at a Book-Entry Transfer
                              Facility (as hereinafter defined), prior to the Expiration Date. A Holder who desires to tender Notes but cannot comply with the delivery requirements may tender such Notes by following the procedures set forth herein for guaranteed delivery. Each tendering
                              Holder will be required to represent and warrant it has a net long position equal to or greater than the principal amount at maturity of Notes tendered by it pursuant to the Offer. See Section 8.

Procedure to Consent:         In order to validly deliver Consents pursuant
                              to the Solicitation, a Holder must transmit a properly completed and duly executed Consent and Letter of Transmittal, and any other documents required by the Consent and Letter of Transmittal, to the Depositary prior to the Expiration Date. Holders who wish to consent to the Proposed Waivers without tendering their Notes pursuant to the Offer may do so by checking the appropriate box in the Consent and Letter of Transmittal.
                              However, such Holders will not receive any consideration for consenting to the Proposed
                              Waivers without tendering Notes. See Section
                              8.

Revocation of Consents:       Consents may be revoked at any time prior to
                              the Consent Date. A valid revocation of a Consent will render a tender of Notes defective. See Section 9.

Withdrawal of Tenders
of Notes:                     Tenders of Notes may not generally be
                              withdrawn. If Purchaser reduces either (a) the principal amount of Notes subject to the Offer or (b) the Offer Consideration, then previously tendered Notes may be validly withdrawn until the expiration of ten business days after the date that notice of any such reduction is first published, given or sent to Holders by Purchaser. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be returned to the tendering Holders promptly.
                              See Section 9.

Certain Considerations:       See Section 4, "Certain Significant
                              Considerations," for a discussion of certain factors that should be considered in evaluating the Offer and the Solicitation.

Financial Advisor:            Donaldson, Lufkin & Jenrette Securities
                              Corporation ("DLJ") is serving as the Dealer
                              Manager for the Offer and the Financial
                              Advisor for the Solicitation. Its addresses and telephone numbers are set forth on the back cover page of this Statement.

Depositary:                   State Street Bank and Trust Company is
                              serving as the Depositary in connection with the Offer and the Solicitation. Its addresses and telephone number are set forth on the back cover page of this Statement.

2.  CERTAIN INFORMATION CONCERNING PURCHASER.

         Purchaser was formed in 1988 to develop wireless cable television systems in mid-sized markets throughout the United States. As of December 31, 1997, Purchaser provided analog subscription television service to approximately 138,900 subscribers through 33 operational wireless cable systems located in selected U.S. markets. Purchaser also has significant wireless cable (microwave) frequency interests in 19 other U.S. markets. As of December 31, 1997, Purchaser had approximately 10.3 million Estimated Households in Service Area in its markets, although some of these households will be "shadowed" and unable to receive the services offered by Purchaser due to certain characteristics of the particular market, such as transmitter height and transmission power, terrain and foliage, that impact line of sight service requirements.

         Wireless cable systems use microwave frequencies licensed by the FCC to transmit signals over the air from a transmission tower to a microwave receiver installed at the subscriber's home or business. Licenses for wireless cable frequencies, which utilize up to approximately 200 megahertz of radio spectrum, are given a 35 mile protected service area to transmit signals from their central transmission point, although increases in transmission power and other factors may expand the coverage area of a system to approximately 40 to 50 miles from the central transmission point. Because microwave signals are transmitted over the air, wireless cable technology does not require the large networks of cable and amplifiers utilized by franchise cable operators to deliver services. Thus, wireless cable technology has been developed as a reliable, yet relatively low cost, medium to provide services to subscribers in single family homes, multiple dwelling units and commercial properties.

         For additional information about Purchaser business, see the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 incorporated by reference herein. See "Available Information."

3.  CAPITALIZATION OF PURCHASER.

         The following table sets forth the consolidated capitalization of Purchaser at December 31, 1997 and as adjusted to give effect to the repurchase of Notes pursuant to the Offer assuming that $17.5 million in Offer Consideration is applied 50% to the purchase of 2004 Notes and 50% to the purchase of 2005 Notes and that transaction fees payable in connection with the Offer and the Solicitation are $500,000. The information presented below should be read in conjunction with the consolidated financial statements of Purchaser and the related notes, "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in the Annual Report on Form 10-K of Purchaser for the fiscal year ended December 31, 1997 incorporated by reference herein. See "Available Information."


                                                                   December 31, 1997
                                                                 Actual     As Adjusted
                                                                 ------     -----------
                                                                   ($ in thousands)

Cash available for asset purchases and debt repayment            $31,658       $13,658

Current Portion of Long-Term Debt                                  3,284         3,284

2004 Notes                                                       156,897       129,550
2005 Notes                                                       135,137       109,082
Capital Lease Obligations                                            307           307
                                                                --------     ---------

Total Long Term Debt                                             292,341       238,939
Total Debt                                                       295,625       242,223
  Total Stockholders' Equity                                    (49,224)      (13,822)
                                                                --------      --------
  Total Capitalization                                          $246,401      $228,401
                                                                ========      ========


4.  CERTAIN SIGNIFICANT CONSIDERATIONS.

         THE FOLLOWING CONSIDERATIONS, IN ADDITION TO THE OTHER INFORMATION DESCRIBED ELSEWHERE HEREIN, SHOULD BE CAREFULLY CONSIDERED BY EACH HOLDER OF NOTES BEFORE DECIDING WHETHER TO TENDER NOTES PURSUANT TO THE OFFER AND/OR PROVIDE CONSENTS PURSUANT TO THE SOLICITATION.

         HIGHLY LEVERAGED FINANCIAL POSITION. Purchaser is highly leveraged. At December 31, 1997, the outstanding amount of indebtedness (excluding trade payables, accrued liabilities, taxes and deferred rentals) of Purchaser and its subsidiaries was approximately $295.6 million, or approximately 120.0% of its capitalization.

          Purchaser will remain highly leveraged after the Offer is consummated. It is expected that Purchaser's amount of indebtedness (excluding trade payables, accrued liabilities, taxes and deferred rentals) following the consummation of the Offer will be approximately $242.2 million, representing approximately 106.1% of its capitalization. The level of Purchaser's indebtedness and restrictions contained in the Indentures will limit Purchaser's ability to effect future financings in the event Purchaser should deem it necessary or desirable to raise additional capital. Furthermore, there can be no assurance that Purchaser will have sufficient earnings, access to liquidity or cash flow in the future to adequately meet its debt service obligations under the Notes remaining outstanding following consummation of the Offer.

         For additional information about Purchaser's leverage, capitalization and financial condition, see the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 incorporated by reference herein. See "Available Information."

         LIQUIDITY AND CAPITAL RESOURCES. If the Offer is completed and the full amount of the Offer Consideration is paid to Holders, Purchaser expects that its remaining cash resources will be insufficient to fund its currently projected operating needs through the end of 1998 without, at a minimum, changing or curtailing its current operating plans. If the Offer is terminated or expires without the purchase of Notes thereunder, Purchaser expects to have either spent or committed to spend by May 9, 1998 the Net Available Proceeds as to which the 270 day period will end on such date under the Asset Disposition Covenants, although there can be no assurance that it will succeed in doing so. Whether Purchaser's remaining cash resources will be sufficient or not to meet its currently projected operating needs through the end of 1998 without, at a minimum, curtailing its operating plans will depend upon the extent and nature of such purchases or commitments.

         Purchaser expects that its additional operating cash requirements for the remainder of 1998 could be funded by release of funds from the escrow account established under the BellSouth Agreement, additional asset dispositions under the BellSouth Agreement, other asset dispositions or by borrowings under a new credit agreement. Under the Indentures and subject to certain exceptions, Purchaser's total borrowings are limited to the 2004 Notes and the 2005 Notes and to up to $17.5 million principal amount of borrowings under one or more credit facilities the borrowings under which may be secured on a senior basis to the Notes. Approximately $3.6 million principal amount of this credit facility borrowing capacity had been utilized as of December 31, 1997.

         Whether or not Notes are purchased pursuant to the Offer, if Purchaser's cash resources are not sufficient to finance its operations, Purchaser will be required, at a minimum, to curtail its operations and development plans, which curtailment could involve, among other things, a complete cessation of new subscriber additions in analog video and high-speed Internet access. There can be no assurance that Purchaser will receive funds from such escrow account or from further dispositions of assets under the BellSouth Agreement, that any other asset sales will be negotiated or consummated, or that Purchaser will be able to obtain a credit facility on terms acceptable to Purchaser or at all.

         For additional information about Purchaser's liquidity and capital resources, see the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 incorporated by reference herein. See "Available Information."

         CANCELLATION OF INDEBTEDNESS INCOME TO PURCHASER. The purchase of Notes pursuant to the Offer will result in cancellation of indebtedness income for income tax purposes to Purchaser to the extent that the cash paid is less than the adjusted issue price of the Notes that are purchased. Purchaser does not expect that such cancellation of indebtedness income will have a material adverse effect on Purchaser because, among other reasons, Purchaser believes that it has sufficient net operating losses available to shelter such cancellation of indebtedness income.

         STRATEGIC PARTNER DISCUSSIONS. A central part of Purchaser's strategy is entering into a relationship with a strategic partner that facilitates access to service markets, communications networks and capital markets. Successfully deploying a business using wireless cable spectrum is capital intensive, and Purchaser will require substantial additional capital to build a successful business. Purchaser has ongoing discussions with certain potential strategic partners including large telecommunications and software companies. Although Purchaser cannot presently forecast the outcome of any these discussions and no assurance can be given that any of them will be successfully concluded or that, even if successfully concluded, will result in an improvement in Purchaser's operating or financial condition sufficient to provide a source of payment of interest and principal on the Notes as it becomes due. Purchaser believes that one or more strategic partners may conclude that wireless cable microwave spectrum offers attractive business opportunities and may accordingly make investments in the wireless cable industry, including Purchaser.

         LIMITED TRADING MARKET. The 2004 Notes were issued in June 1994 and the 2005 Notes were issued in August 1995 and are not listed on any national or regional securities exchange. To Purchaser's knowledge, the Notes are traded infrequently in transactions arranged through brokers and reliable market quotations for the Notes are not available. To the extent that Notes are tendered and accepted for purchase pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be more limited than it is at present. To the extent a market continues to exist for the Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of Purchaser and its subsidiaries and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders of the Notes remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offer.

         A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offer may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Offer reduces the float. A reduced float may also make the trading price of Notes that are not purchased in the Offer more volatile.

         CONDITIONS TO THE CONSUMMATION OF THE OFFER AND THE SOLICITATION AND RELATED RISKS. The consummation of the Offer and the Solicitation are subject to the satisfaction of several conditions. See Section 11. There can be no assurance that such conditions will be met or that, in the event the Offer and the Solicitation are not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

         TREATMENT OF NOTES NOT TENDERED IN THE OFFER. From time to time in the future, Purchaser or its subsidiaries may acquire Notes, if any, which are not tendered in response to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, Purchaser may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offer at any time that it is permitted to do so under the Indentures. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Purchaser or its subsidiaries will choose to pursue in the future.

5.  PROPOSED WAIVERS TO THE INDENTURES.

         This section sets forth a brief description of the Proposed Waivers to the Indentures for which Consents are being sought pursuant to the Solicitation. The Proposed Waivers will be embodied in an amendment to the Indenture in the form set forth in the Supplemental Indenture. The Supplemental Indentures will become effective upon execution by Purchaser and the Trustee on the Consent Date. The Proposed Waivers, however, will not become operative unless Notes are accepted for purchase by Purchaser pursuant to the Offer on or prior to June 8, 1998. Thereafter, the Proposed Waivers will be binding on each Holder of the Notes remaining outstanding, whether or not such Holder tendered Notes pursuant to the Offer. The Indentures, without giving effect to the Proposed Waivers, will remain in effect until the Proposed Waivers become operative. If the Offer is terminated or withdrawn, or the Notes are never accepted for purchase, the Supplemental Indentures will never become operative.

         Pursuant to the terms of the Indentures, the Proposed Waivers require the written consent of the Holders of at least a majority in principal amount at maturity of the 2004 Notes outstanding and at least a majority in principal amount at maturity of the 2005 Notes outstanding.

         The summaries of provisions of the Indentures set forth below are qualified in their entirety by reference to the full and complete terms contained in the Indentures. Capitalized terms used herein without definition have the same meanings as set forth in the respective Indentures. Holders may obtain copies of the Indentures and the proposed forms of Supplemental Indentures without charge from the Dealer Manager. Copies of the Indentures have also been filed by Purchaser with the SEC and may be obtained from the SEC as described in "Available Information."

         The Proposed Waivers would waive application of the "Asset Disposition Covenants" described below in the case of any and all net proceeds heretofore received by Purchaser or any of its subsidiaries from the Prior Dispositions, including those under the BellSouth Agreement. The Asset Disposition Covenants are provisions contained in Section 1016 of each of the Indentures that require that Net Available Proceeds from asset sales by Purchaser or its subsidiaries that are not used by Purchaser or its subsidiaries within 270 days following receipt to acquire new assets or to retire indebtedness be used to make a pro rata offer to purchase outstanding 2004 Notes and 2005 Notes at a purchase price equal to 100% of the Accreted Value thereof to any purchase date prior to maturity; provided, that, if the remaining Net Available Proceeds is less than $5.0 million, such offer to purchase may be deferred until Net Available Proceeds shall exceed $5.0 million.

         As of the date of this Statement, Purchaser or its subsidiaries have received approximately $22.2 million in Net Available Proceeds from the Prior Dispositions which had not yet been used to acquire or make binding commitments to acquire new assets or retire indebtedness. Of the $22.2 million in Net Available Proceeds, the 270 day period ends on May 9, 1998 as to approximately $17.8 million, ends on November 16, 1998 as to approximately $1.5 million and ends on December 20, 1998 as to approximately $2.9 million. The foregoing amounts do not include, nor would the Proposed Waivers alter Purchaser's obligations with respect to, up to approximately $6.4 million in proceeds that may be received from an escrow account that was established under the BellSouth Agreement in connection with one of the Prior Dispositions, up to $46.2 million in proceeds that may be received in connection with other dispositions contemplated by the BellSouth Agreement, depending on the total number of channel leases and licenses ultimately delivered by Purchaser to BellSouth and assuming minimum closing conditions are met for each market, or proceeds that may be received by Purchaser or its subsidiaries in connection with any other disposition of assets they may make. There can be no assurance as to the timing or amounts of any such proceeds that Purchaser or its subsidiaries may receive in the future.

6. TERMS OF THE OFFER AND THE SOLICITATION.

         Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law and subject to the proration procedures described on the front cover page of this Statement, all Notes which are validly tendered in accordance with the procedures set forth in Section 8 and not validly withdrawn in accordance with the procedures set forth in Section 9 prior to the Expiration Date will be accepted for purchase promptly after the Expiration Date. It is anticipated that the proration procedures will be completed promptly following termination of the three business day guaranteed delivery period, unless no Notes are tendered using such guaranteed delivery procedures, in which case such procedures will be completed promptly following the Expiration Date. Preliminary results of proration will be announced by press release promptly following the Expiration Date. Purchaser will make payment for Notes purchased pursuant to the Offer within two business days after the completion of such proration procedures.

         Upon the terms and subject to the conditions set forth in this Statement and in the accompanying Consent and Letter of Transmittal, Purchaser is also soliciting Consents from Holders with respect to the Proposed Waivers.

           HOLDERS WHO DESIRE TO TENDER THEIR NOTES PURSUANT TO THE OFFER AND RECEIVE THE OFFER CONSIDERATION ARE REQUIRED TO CONSENT TO THE PROPOSED WAIVERS, AND THE COMPLETION, EXECUTION AND DELIVERY OF THE CONSENT AND LETTER OF TRANSMITTAL BY A HOLDER IN CONNECTION WITH THE TENDER OF NOTES WILL CONSTITUTE THE CONSENT OF SUCH TENDERING HOLDER TO THE PROPOSED WAIVERS. HOLDERS MAY CONSENT TO THE PROPOSED WAIVERS WITHOUT TENDERING THEIR NOTES PURSUANT TO THE OFFER BY CHECKING THE BOX ENTITLED "CONSENT TO PROPOSED WAIVERS WITHOUT TENDERING" IN THE CONSENT AND LETTER OF TRANSMITTAL. HOWEVER, SUCH HOLDERS WILL NOT RECEIVE ANY CONSIDERATION THEREFOR.

         The Proposed Waivers require the receipt of the Requisite Consents, defined as consents to the Proposed Waivers from the Holders of at least a majority in principal amount at maturity of the 2004 Notes outstanding and at least a majority in principal amount at maturity of the 2005 Notes outstanding. Although the Supplemental Indentures reflecting the Proposed Waivers will become effective upon execution by Purchaser and the Trustee on the Consent Date, the Proposed Waivers will not become operative until the Notes have actually been accepted for purchase by Purchaser.

         AFTER THE REQUISITE CONSENTS ARE RECEIVED AND THE PROPOSED WAIVERS HAVE BECOME EFFECTIVE, THE PROPOSED WAIVERS WILL BE BINDING ON EACH HOLDER OF THE NOTES REMAINING OUTSTANDING, WHETHER OR NOT SUCH HOLDER TENDERED NOTES PURSUANT TO THE OFFER THEREFORE, CONSUMMATION OF THE OFFER AND THE ADOPTION OF THE PROPOSED WAIVERS MAY HAVE ADVERSE CONSEQUENCES FOR HOLDERS WHO ELECT NOT TO TENDER IN THE OFFER. SEE SECTION 4.

         PURCHASER'S OBLIGATION TO ACCEPT FOR PURCHASE, AND TO PAY FOR, NOTES VALIDLY TENDERED PURSUANT TO THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM TENDER OF EITHER THE 2004 NOTES OR THE 2005 NOTES OR OBTAINING ANY FINANCING BUT IS SUBJECT TO SATISFACTION OF THE CONSENT CONDITION ON OR PRIOR TO 5:00 PM, NEW YORK CITY TIME, ON APRIL 23, 1998, UNLESS EXTENDED, AND TO SATISFACTION OF CERTAIN OTHER CONDITIONS ON OR PRIOR TO THE EXPIRATION DATE. PURCHASER, IN ITS SOLE DISCRETION, MAY WAIVE ANY OF THE CONDITIONS OF THE OFFER, IN WHOLE OR IN PART, AT ANY TIME AND FROM TIME TO TIME. See Section 11, which sets forth the conditions to the Offer. If any condition to Purchaser's obligation to purchase Notes under the Offer is not satisfied within the time frame described above, Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Notes tendered and terminate the Offer, (ii) waive such unsatisfied condition, and purchase all Notes validly tendered, (iii) extend the Offer and, subject to the right of Holders to withdraw Notes as provided in
Section 9, retain the Notes which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

         Purchaser expressly reserves the right, at any time or from time to time, regardless of whether or not any of the events set forth in
Section 11 shall have occurred or shall have been determined by Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Notes, by giving oral followed by written notice of such extension to the Depositary, and (ii) to amend the Offer in any respect by giving oral followed by written notice of such amendment to the Depositary. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights to terminate the Offer described in Section 11. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service or by sending written notice to each registered Holder of the Notes.

         If Purchaser extends the Offer, or if (whether before or after any Notes have been accepted for purchase) the purchase of or payment for Notes is delayed or Purchaser is unable to pay for Notes pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Notes on behalf of Purchaser, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in Section 9. However, the ability of Purchaser to delay the payment for Notes which Purchaser has accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

         If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition to such Offer, Purchaser will disseminate additional Offer materials and extend the Offer to the extent required by law. If the Solicitation is amended prior to the Consent Date in a manner determined by Purchaser to constitute a material adverse change to the Holders, Purchaser promptly will disclose such amendment and, if necessary, extend the Solicitation for a period deemed by Purchaser to be adequate to permit Holders to withdraw their Notes and revoke their Consents. See Section 9.

7. ACCEPTANCE FOR PURCHASE AND PAYMENT FOR NOTES; ACCEPTANCE OF CONSENTS.

         Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law and subject to proration as described on the front cover page of this Statement, Purchaser will purchase, by accepting for payment, all Notes validly tendered (and not withdrawn) pursuant to the Offer promptly after the Expiration Date. It is anticipated that the proration procedures will be completed promptly following termination of the three business day guaranteed delivery period, unless no Notes are tendered using such guaranteed delivery procedures, in which case such procedures will be completed promptly following the Expiration Date. Preliminary results of proration will be announced by press release promptly following the Expiration Date. Purchaser will make payment for Notes purchased pursuant to the Offer within two business days after the completion of such proration procedures.

         Purchaser expressly reserves the right, in Purchaser's sole discretion, to delay acceptance for payment of or payment for Notes, subject to Rule 14e-1(c) under the Exchange Act, in order to comply, in whole or in part, with any applicable law. See Section 9. In all cases, payment for Notes purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 8, (ii) a properly completed and duly executed Consent and Letter of Transmittal and (iii) any other documents required by the Consent and Letter of Transmittal.

         For purposes of the Solicitation, Consents received by the Depositary will be deemed to have been accepted if, as and when Purchaser gives written notice to the Trustee of the receipt by the Depositary of the Requisite Consents and the Supplemental Indentures are executed. For purposes of the Offer, tendered Notes will be deemed to have been accepted for purchase if, as and when Purchaser gives written notice to the Depositary that (a) all conditions to the Offer have been satisfied or waived, (b) Purchaser irrevocably accepts all Notes validly tendered (and not validly withdrawn) for purchase pursuant to the terms of the Offer, subject to proration as described on the front cover page of this Statement, and irrevocably directs the Depositary to promptly pay the Offer Consideration to all Holders who have validly tendered (and not validly withdrawn) Notes pursuant to the Offer and (c) Purchaser has delivered to the Depositary, or is simultaneously delivering to the Depositary with such notice, sufficient funds to pay the Offer Consideration to all Holders who validly tendered (and not validly withdrawn) Notes pursuant to the Offer after giving effect to proration. In all cases, payment for Notes purchased pursuant to the Offer will be made by the Depositary, which will act as agent for consenting and tendering Holders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering Holders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER CONSIDERATION BE PAID BY PURCHASER, THE DEPOSITARY OR THE DEALER MANAGER BY REASON OF ANY DELAY IN MAKING PAYMENT.

         Tenders of Notes may not be withdrawn unless the Offer Consideration is decreased as to such Notes, in which case Purchaser will afford withdrawal rights to Holders who have previously tendered such Notes. See Section 9. If any tendered Notes are not purchased pursuant to the Offer because of proration or for any other reason, such Notes not purchased will be returned, without expense, to the tendering Holder promptly (or, in the case of Notes tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, such Notes will be credited to the account maintained at such Book-Entry Transfer Facility from which such Notes were delivered) after the expiration or termination of the Offer.

         Tendering Holders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Consent and Letter of Transmittal, transfer taxes on the purchase of Notes pursuant to the Offer.

         Purchaser reserves the right to transfer or assign, in whole or in part, at any time and from time to time, to one or more of its affiliates, the right to purchase Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering Holders to receive payment for Notes validly tendered and accepted for purchase pursuant to the Offer.

8. PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS.

         HOLDERS WHO DESIRE TO TENDER THEIR NOTES PURSUANT TO THE OFFER AND RECEIVE THE OFFER CONSIDERATION ARE REQUIRED TO CONSENT TO THE PROPOSED WAIVERS. HOLDERS WILL NOT RECEIVE ANY SEPARATE CONSIDERATION IN RESPECT OF THEIR CONSENT TO THE PROPOSED WAIVERS. HOLDERS MAY CONSENT TO THE PROPOSED WAIVERS WITHOUT TENDERING THEIR NOTES PURSUANT TO THE OFFER, BUT WILL NOT RECEIVE ANY CONSIDERATION THEREFOR.

         TENDERS OF NOTES AND DELIVERY OF CONSENTS. The tender by a Holder of Notes (and subsequent acceptance of such tender by Purchaser) pursuant to one of the procedures set forth below will constitute an agreement between such Holder and Purchaser in accordance with the terms and subject to the conditions set forth herein, in the Consent and Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

         The procedures by which Notes may be tendered and Consents may be given by beneficial owners that are not Holders will depend upon the manner in which the Notes are held.

         TENDERS OF NOTES HELD IN PHYSICAL FORM. For a Holder validly to tender Notes held in physical form pursuant to the Offer, a properly completed and duly executed Consent and Letter of Transmittal, together with any signature guarantees and any other documents required by the Instructions to the Consent and Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover page of this Statement and either (i) certificates representing such Notes must be received by the Depositary at such address or (ii) such Notes must be transferred pursuant to the procedures for book-entry transfer set forth below and the book-entry transfer of such Notes into the Depositary's account at a Book-Entry Transfer Facility must be confirmed, in each case, prior to the Expiration Date. A Holder who desires to tender Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below. CONSENTS AND LETTERS OF TRANSMITTAL AND ANY NOTES TENDERED PURSUANT TO THE OFFER SHOULD BE SENT ONLY TO THE DEPOSITARY, NOT TO PURCHASER, THE TRUSTEE OR THE DEALER MANAGER.

         THE PROPER COMPLETION, EXECUTION AND DELIVERY OF A CONSENT AND LETTER OF TRANSMITTAL BY A REGISTERED HOLDER WITH RESPECT TO NOTES WILL CONSTITUTE THE GIVING OF A CONSENT BY SUCH HOLDER TO THE PROPOSED WAIVERS WITH RESPECT TO SUCH NOTES, AND NO SEPARATE CONSENT OR PROXY WILL BE REQUIRED.

         Holders who wish to consent to the Proposed Waivers without tendering their Notes pursuant to the Offer should check the box entitled "Consent to Proposed Waivers without Tendering" in the Consent and Letter of Transmittal.

         If the Notes are registered in the name of a person other than the signer of a Consent and Letter of Transmittal, then, in order to tender such Notes pursuant to the Offer, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name or names of such Holder or Holders appear on the Notes, with the signature(s) on the Notes or instruments of transfer guaranteed as provided below. In the event such procedures are followed by a beneficial owner tendering Notes, the Holder or Holders of such Notes must sign a valid proxy pursuant to the Consent and Letter of Transmittal, because Notes may not be tendered without also consenting to the Proposed Waivers, and only registered Holders as of the date of delivery of the Consent and Letter of Transmittal are entitled to deliver Consents.

         TENDER OF NOTES HELD THROUGH A CUSTODIAN. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes and deliver Consents and Letters of Transmittal should contact such registered Holder promptly and instruct such Holder to tender Notes and deliver Consents and Letters of Transmittal on such beneficial owner's behalf. A Letter of Instructions is enclosed in the solicitation materials provided along with this Statement which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes and deliver Consents. If such beneficial owner wishes to tender such Notes and deliver Consents himself, such beneficial owner must, prior to completing and executing the Consent and Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

         TENDER OF NOTES HELD THROUGH DTC. The Depositary and DTC have confirmed that the Offers are eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary.

         The term "Agent's Message" means a message transmitted by DTC, received by the Depositary and forming part of the confirmation of book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes which are the subject of such confirmation of book-entry transfer that such participant has received and agrees to be bound by the terms of the Consent and Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

         NOTWITHSTANDING THE FOREGOING, IN ORDER TO VALIDLY DELIVER A CONSENT WITH RESPECT TO NOTES TRANSFERRED PURSUANT TO ATOP (AND THEREBY MAKE A VALID TENDER), A DTC PARTICIPANT USING ATOP MUST ALSO PROPERLY COMPLETE AND DULY EXECUTE THE CONSENT AND LETTER OF TRANSMITTAL AND DELIVER IT TO THE DEPOSITARY. Pursuant to authority granted by DTC, any DTC participant which has Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide a Consent to the Proposed Waivers as though it were the registered Holder by so completing, executing and delivering the Consent and Letter of Transmittal.

         BOOK-ENTRY DELIVERY PROCEDURES. The Depositary will establish accounts with respect to the Notes at DTC and, if necessary, the Philadelphia Depository Trust Company ("Philadep") (each a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date hereof, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities systems may make book-entry delivery of the Notes by causing DTC or Philadep to transfer such Notes into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Timely book-entry delivery of Notes pursuant to the Offer, however, requires receipt of a confirmation of book-entry transfer prior to the Expiration Date. In addition, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Consent and Letter of Transmittal, together with any required signature guarantees and any other required documents, must, in any case, be delivered or transmitted to and received by the Depositary at its address set forth on the back cover page of this Statement prior to the Expiration Date to receive payment for tendered Notes, or compliance must be made with the guaranteed delivery procedure described below. Tender will not be deemed made until such documents are received by the Depositary. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         SIGNATURE GUARANTEES. Signatures on all Consents and Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), unless the Notes tendered thereby are tendered (i) by a registered Holder of Notes (or by a participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of such Notes) who has not completed either the box entitled "Special Delivery Instructions" or "Special Payment or Issuance Instructions" on the Consent and Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Consent and Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Consent and Letter of Transmittal or if Notes not accepted for purchase or not tendered are to be returned to a person other than the registered Holder, then the signatures on the Consents and Letters of Transmittal accompanying the tendered Notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Consent and Letter of Transmittal.

         COMPLIANCE WITH "SHORT TENDERING" RULE. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering (i) has a net long position equal to or greater than the aggregate principal amount at maturity of the Notes being tendered and (ii) will cause such Notes to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

         A tender of Notes pursuant to any of the procedures described above will constitute a binding agreement between the tendering Holder and Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Holder's acceptance of the terms and conditions of the Offer, as well as the tendering Holder's representation and warranty that (i) such Holder has a net long position in the Notes being tendered within the meaning if Rule 14e-4 under the Exchange Act and (ii) the tender of such Notes complies with Rule 14e-4.

         MUTILATED, LOST, STOLEN OR DESTROYED CERTIFICATES. If a Holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Trustee to receive information about the procedures for obtaining replacement certificates for Notes at the following address or telephone number: U.S. Bank Trust National Association, 180 East Fifth Street, St. Paul, Minnesota 55101, Telephone (612 ) 244-1215 and Fax (612) 244-1537.

         GUARANTEED DELIVERY. If a Holder desires to tender Notes pursuant to the Offer and deliver Consents pursuant to the Solicitation and time will not permit the Consent and Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary, or the procedures for book-entry transfer cannot be completed, prior to the Expiration Date, such Holder may nevertheless consent, and such Notes may nevertheless be tendered, if all the following conditions are satisfied:

                  (i)    the tender is made by or through an Eligible
                         Institution;

                  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary prior to the Expiration Date, as provided below; and

                  (iii) the certificates for the tendered Notes, in proper form for transfer (or confirmation of a book-entry transfer of such Notes into the Depositary's account at a Book-Entry Transfer Facility as described above), together with a Consent and Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and any other documents required by the Instructions to the Consent and Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. trading days after the date of execution of the Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         Failure to complete the guaranteed delivery procedure outlined above will not, of itself, affect the validity of, or effect a revocation of, any Consent properly executed by a Holder of Notes who attempted to use the guaranteed delivery procedures.

         UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER BY REASON OF ANY DELAY IN MAKING PAYMENT TO ANY PERSON RESULTING FROM SUCH PERSON'S USE OF THE GUARANTEED DELIVERY PROCEDURES, AND THE OFFER CONSIDERATION FOR NOTES TENDERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES WILL BE THE SAME AS THAT FOR NOTES DELIVERED TO THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

         Notwithstanding any other provision hereof, payment for Notes tendered and accepted for purchase pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of such Notes (or confirmation of a book-entry transfer of such Notes into the Depositary's account at a Book-Entry Transfer Facility as described above), and a Consent and Letter of Transmittal with respect to such Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Consent and Letter of Transmittal.

         THE METHOD OF DELIVERY OF NOTES AND CONSENTS AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY AND ANY ACCEPTANCE OR AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING NOTES AND DELIVERING A CONSENT AND LETTER OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE CONSENT AND LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH DATE.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup Federal income tax withholding, each tendering Holder of Notes must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup Federal income tax withholding by completing the Substitute Form W-9 included in the Consent and Letter of Transmittal. See Section 12.

         DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes or Consents pursuant to any of the procedures described above will be determined by Purchaser, in Purchaser's sole discretion exercised in good faith (whose determination shall be final and binding). Purchaser reserves the absolute right to reject any or all tenders of any Notes or Consents determined by it in good faith not to be in proper form or, in the case of Notes, if the acceptance for payment of, or payment for, such Notes may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Notes or Consents of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Purchaser's good faith interpretation of the terms and conditions of the Offer and the Solicitation (including the Consent and Letter of Transmittal and the Instructions thereto) will be final and binding. None of Purchaser, the Depositary, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If Purchaser waives its right to reject a defective tender of Notes, the Holder will be entitled to the Offer Consideration.

9. WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS.

         Tenders of Notes may not generally be withdrawn. If Purchaser reduces either (a) the principal amount of Notes subject to the Offer or
(b) the Offer Consideration, then previously tendered Notes may be validly withdrawn until the expiration of ten business days after the date that notice of any such reduction is first published, given or sent to Holders by Purchaser. Consents may be revoked at any time prior to the Consent Date, but a valid revocation of a Consent will render a tender of Notes defective. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be returned to the tendering Holders promptly.

         For a withdrawal of a tender of Notes or revocation of a Consent to be effective, a written or facsimile transmission notice of withdrawal or revocation must be timely received by the Depositary at its address set forth on the back cover page of this Statement. Any such notice of withdrawal or revocation must (i) specify the name of the person who tendered the Notes to be withdrawn or to which the revocation of Consents relates, (ii) contain the description of the Notes to be withdrawn or to which the revocation of Consents relates and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or related Consent was given or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and/or revoking such related Consent and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a properly completed and signed notice of withdrawal shall be effective immediately upon receipt thereof even if physical release is not yet effected. A withdrawal of Notes or revocation of Consents can only be accomplished in accordance with the foregoing procedures.

         ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL OR REVOCATION WILL BE DETERMINED BY PURCHASER, IN PURCHASER'S SOLE DISCRETION (WHOSE DETERMINATION WILL BE FINAL AND BINDING). NONE OF PURCHASER, THE DEPOSITARY, THE TRUSTEE OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR REVOCATION OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

         Any Notes properly withdrawn or with respect to which Consents have been properly revoked will be deemed to be not validly tendered for purposes of the Offer. Withdrawn Notes may be retendered and revoked Consents may be redelivered by following one of the procedures described in
Section 8 at any time prior to the Expiration Date.

10.  SOURCE AND AMOUNT OF FUNDS.

         The total amount of funds required by Purchaser to purchase all of the Notes pursuant to the Offer and pay transaction expenses relating to the Offer and the Solicitation is approximately $18.0 million (assuming that there is a sufficient tender of Notes for the aggregate Offer Consideration to be $17.5 million). Purchaser has available to it all of the funds that will be necessary for such purpose.

11.  CONDITIONS TO THE OFFER.

         Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) Purchaser's rights to extend and/or amend the Offer at any time in its sole discretion, Purchaser shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event subject to Rule 14e-1(c) under the Exchange Act, and may terminate the Offer, if the Consent Condition shall not have been satisfied on or prior to 5:00 PM, New York City time, on April 23, 1998, unless extended, and the General Conditions (as defined below) shall not have been satisfied on or prior to the Expiration Date.

         For purposes of the foregoing provision, the "General Conditions" shall be deemed to have been satisfied unless any of the following conditions shall occur on or after the date of this Statement and prior to the acceptance for purchase of any Notes tendered pursuant to the Offer:

                  (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) a commencement of a war, armed hostilities or other national or international crisis involving the United States or (vi) any significant adverse change in the United States securities or financial markets generally or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

                  (b) there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of Purchaser, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or the Solicitation or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Purchaser or its subsidiaries;

                  (c) there shall have been instituted or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, which challenges the making of the Offer or the Solicitation or the Proposed Waivers or is reasonably likely to directly or indirectly prohibit, prevent, restrict or delay the consummation of the Offer or the Solicitation or the Proposed Waivers or otherwise adversely affect in any material manner the Offer, the Solicitation or the Proposed Waivers; or

                  (d) the Trustee shall have objected in any respect to, or taken any action that would be reasonably likely to materially and adversely affect the consummation of the Offer or the Solicitation or Purchaser's ability to effect the Proposed Waivers, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Purchaser in soliciting the Consents (including the form thereof) or in the making of the Offer or the acceptance of the Notes or the Consents or the payment for the Notes.

         The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Purchaser) and may be waived by Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

12.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

          The following is a summary of the principal federal income tax consequences of the sale of the Notes pursuant to the Offer by Holders who are United States persons and who hold such Notes as capital assets. This summary does not address the federal income tax consequences to all categories of Holders, and certain Holders (including insurance companies, tax- exempt organizations, financial institutions, brokers, dealers, nonresident aliens, foreign corporations, foreign partnerships and foreign estates) may be subject to certain rules not discussed herein. This summary does not discuss federal tax consequences other than income tax consequences, and does not discuss foreign, state, or local income or other tax laws. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and current Internal Revenue Service (the "IRS") rulings and practice, all of which are subject to change, possibly on a retroactive basis.

         SALES OF NOTES PURSUANT TO THE OFFER. The sale of the Notes by a Holder pursuant to the Offer will be a taxable transaction. A selling Holder will recognize gain or loss upon the sale equal to the difference between the amount of cash received and the Holder's adjusted tax basis in the Notes sold. Certain holders of 2004 Notes acquired such notes in a deemed exchange, which occurred in connection with a consent solicitation that took place in July 1995. In the deemed exchange, such holders were deemed to have exchanged their original notes due 2004 (the "Old 2004 Notes") for the revised 2004 Notes, as modified by the amendments that were adopted as a result of the consent solicitation. In the case of such holders, the adjusted tax basis of the 2004 Notes generally will equal the adjusted tax basis of the Old 2004 Notes at the time of the deemed exchange, increased by any gain recognized in the deemed exchange, and further increased by market discount or original issue discount to the extent that any such market discount or original issue discount has been included in income by the Holder since the date of the exchange. In the case of other Holders of the Notes, the adjusted tax basis of a Note generally will equal the price such holder paid for the Note, increased by the market discount or original issue discount to the extent any such market discount or original issue discount was previously included in income by the Holder, and reduced (but not below zero) by the amortized bond premium, if any, in respect of such Note.

         The gain or loss, if any, realized by a selling Holder generally will be capital gain or loss and will be long-term capital gain or loss if such Holder has held its Notes for more than one year at the time of the sale. However, any Holder who held its Notes with market discount generally will be required to treat any gain realized pursuant to the Offer as ordinary income to the extent of the market discount accrued to the date of the exchange, less any accrued market discount income previously reported as ordinary income.

         RETENTION OF NOTES; ADOPTION OF PROPOSED WAIVERS. In the case of a Holder who does not sell any or all of such Holder's Notes pursuant to the Offer and thus retains Notes following the Offer, adoption of the Proposed Waivers should not constitute a taxable exchange of the retained Notes, since the amendment adopted pursuant to the Proposed Waivers will not result in a significant modification of the Notes under applicable Treasury Regulations.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE
ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

13.  THE DEALER MANAGER AND THE DEPOSITARY.

         DLJ has been engaged to act as the Dealer Manager in connection with the Offer and the Financial Advisor in connection with the Solicitation. In its capacity as Dealer Manager and Financial Advisor, DLJ has performed certain investment banking and financial advisory services, including advising Purchaser with respect to the terms of the Offer and the Solicitation. Purchaser has agreed to pay the Dealer Manager compensation for its services and to reimburse the Dealer Manager for its reasonable out-of-pocket expense. Purchaser has also agreed to indemnify the Dealer Manager and its respective affiliates against certain liabilities, including liabilities caused by, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in the Offer. At any given time, the Dealer Manager may trade the Notes or other debt or equity securities of Purchaser for its own accounts or for the accounts of customers, and, accordingly, may hold a long or short position in the Notes or such other securities. The Dealer Manager may tender any Notes held by it and deliver related Consents pursuant to the Offer and the Solicitation. In addition, the Dealer Manager has provided in the past certain investment banking and financial advisory services to Purchaser and certain of its affiliates for which it has received customary compensation and may do so in the future.

         Any Holder that has questions concerning the terms of the Offer or the Solicitation may contact the Dealer Manager at its address and telephone numbers set forth on the back cover page of this Statement.

         State Street Bank and Trust Company has been appointed as Depositary for the Offer and the Solicitation. Consents and Letters of Transmittal and all correspondence in connection with the Offer or the Solicitation should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the addresses set forth on the back cover page of this Statement.

14.  FEES AND EXPENSES.

         The Dealer Manager will receive customary fees for its services and reimbursement for its reasonable out-of-pocket expenses in connection with the Offer and the Solicitation. The Depositary will also receive reasonable and customary fees for their services and reimbursement for their reasonable out-of-pocket expenses in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in forwarding copies of this Statement and related documents to the beneficial owners of Notes. All such fees and expenses will be paid by Purchaser.

15.  MISCELLANEOUS.

         Purchaser is not aware of any jurisdiction in which the making of the Offer and the Solicitation is not in compliance with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer and the Solicitation would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer and the Solicitation will not be made to (nor will tenders of Notes and Consents be accepted from or on behalf of) the Holders residing in such jurisdiction.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS STATEMENT OR IN THE CONSENT AND LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED.

         Facsimile copies of the Consent and Letter of Transmittal will not be accepted. The Consent and Letter of Transmittal, Notes and any other required documents should be sent or delivered by each Holder or its broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

           THE DEPOSITARY FOR THE OFFER AND THE SOLICITATION IS:

                    STATE STREET BANK AND TRUST COMPANY

                        By Mail                                               By Overnight Courier

          State Street Bank and Trust Company                          State Street Bank and Trust Company
              Corporate Trust Department                                   Corporate Trust Department
              P.O. Box 778                                                   Two International Place
              Boston, Massachusetts 02102                                  Boston, Massachusetts 02110
             Attention:  Sandra Szczsponik                                Attention:  Sandra Szczsponik

          By Hand in New York (as Drop Agent)                                   By Hand in Boston

       State Street Bank and Trust Company, N.A.                    State Street Bank and Trust Company, N.A.
                      61 Broadway                                            Two International Place
        Concourse Level, Corporate Trust Window                           Fourth Floor, Corporate Trust
               New York, New York  10006                                  Boston, Massachusetts  02110

              By Facsimile Transmission:                                      Confirm by Telephone:
           (For Eligible Institutions Only)
                    (617) 664-5290                                               (617) 664-5314



         Any questions or requests for assistance or additional copies of this Statement, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Dealer Manager at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer and the Solicitation.

         THE DEALER MANAGER FOR THE OFFER AND THE FINANCIAL ADVISOR FOR THE SOLICITATION IS:

                        DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION
                           600 California Street
                      San Francisco, California 94108
                           Attention: Arun Arora
                       Call (415) 249-2125 (collect)
                                     or
                         1-800-227-4492 (toll-free)